UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. __ )

                              PREMIER FARNELL PLC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                                 ORDINARY SHARES
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   0003318416
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                  JUNE 7, 2000
--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this schedule is filed:

                               [ ] Rule 13d-1 (b)
                               [X] Rule 13d-1 (c)
                               [ ] Rule 13d-1 (d)

---------------------------------             ----------------------------------
      CUSIP No. 0003318416            13G             Page 2 of 10 Pages
---------------------------------             ----------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                       (b) [_]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY                        0
OWNED BY                     ------ --------------------------------------------
EACH REPORTING                      SHARED VOTING POWER
PERSON WITH                  6      21,522,821
                             ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      23,428,675
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         23,428,675
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [_]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.6%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------

* Included in this figure are the securities reported by Deutsche Asset Management Group Limited and Deutsche Asset Management Limited on the following cover pages.

** Included in this percentage are the percentages of securities reported by Deutsche Asset Management Group Limited and Deutsche Asset Management Limited on the following cover pages.

---------------------------------             ----------------------------------
      CUSIP No. 0003318416            13G             Page 3 of 10 Pages
---------------------------------             ----------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Group Limited
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                       (b) [_]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY                        0
OWNED BY                     ------ --------------------------------------------
EACH REPORTING                      SHARED VOTING POWER
PERSON WITH                  6      21,149,386
                             ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      23,055,240
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         23,055,240*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [_]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.5%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------

* Included in this figure are the securities reported by Deutsche Asset Management Limited on the following cover page.

** Included in this percentage is the percentage of securities reported by Deutsche Asset Management Limited on the following cover page.

---------------------------------             ----------------------------------
      CUSIP No. 0003318416            13G             Page 4 of 10 Pages
---------------------------------             ----------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Limited
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                       (b) [_]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY                        0
OWNED BY                     ------ --------------------------------------------
EACH REPORTING                      SHARED VOTING POWER
PERSON WITH                  6      18,437,756
                             ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      19,839,255
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         19,839,255
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [_]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.3%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IA
-------- -----------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER:

                  Premier Farnell plc. (the "Issuer")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  The address of the Issuer's principal executive offices is Farnell House, Sandbeck Way, Wetherby, West Yorkshire, LS22 4DH, United Kingdom.

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Asset Management Group Limited ("DAMG") and Deutsche Asset Management Limited ("DAML" and, together with DBAG and DAMG, the "Reporting Persons").

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

                  The principal place of business of DAMG is One Appold Street, London EC2A 2UU, United Kingdom.

                  The principal place of business of DAML is One Appold Street, London EC2A 2UU, United Kingdom.

ITEM 2(c).        CITIZENSHIP:

                  The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  The title of the securities is ordinary shares, which also includes securities held in the form of American Depository Receipts (the "Ordinary Shares").

ITEM 2(e).        CUSIP NUMBER:

                  The CUSIP number of the Ordinary Shares is set forth on each cover page.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)   [_]  Broker or dealer registered under section 15 of the
                             Act;

                  (b)   [_]  Bank as defined in section 3(a)(6) of the Act;

                  (c)   [_]  Insurance  Company as defined in  section  3(a)(19)
                             of the Act;

                  (d)   [_]  Investment  Company registered under  section 8 of
                             the Investment Company Act of 1940;

                  (e)   [_]  An   investment  adviser in  accordance  with  Rule
                             13d-1 (b)(1)(ii)(E);

                  (f)   [_]  An  employee  benefit  plan, or  endowment fund  in
                             accordance with Rule 13d-1 (b)(1)(ii)(F);

                  (g)   [_]  A  parent  holding  company  or  control  person in
                             accordance with Rule 13d-1 (b)(1)(ii)(G);

                  (h)   [_]  A savings association as  defined  in  section 3(b)
                             of the Federal Deposit Insurance Act;

                  (i)   [_]  A   church   plan   that  is   excluded  from   the
                            definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                  (j)   [_]  Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1 (c), check this box. [X]

ITEM 4.  OWNERSHIP.

                  (a)      AMOUNT BENEFICIALLY OWNED:

                           Each of the Reporting  Persons owns the amount of the
                  Ordinary Shares as set forth on the applicable cover page.

                  (b)      PERCENT OF CLASS:

                           Each of the Reporting  Persons owns the percentage of
                  the Ordinary Shares as set forth on the applicable cover page.

                  (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                    Each of the  Reporting  Persons has the sole
                           power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                           (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                    Each of the Reporting Persons has the shared
                           power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                           (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                    Each of the  Reporting  Persons has the sole
                           power to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

                           (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                    Each of the Reporting Persons has the shared
                           power to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Investment management clients of the Reporting Persons have the ultimate right to any dividends from Ordinary Shares and the proceeds from the sale of Ordinary Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  The following are subsidiaries of DBAG and/or DAMG which hold Ordinary Shares included in the figures on the cover pages: Deutsche Asset Management (International) Limited, Deutsche Asset Management Investment Services Limited, Deutsche Asset Management Investmentgesellschaft GmbH and Deutsche Bank AG London Branch.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 16, 2000



                                          DEUTSCHE BANK AG



                                          By:  /s/ Christoph Kirschhofer
                                             ---------------------------------
                                              Name:   Christoph Kirschhofer
                                              Title:  Director



                                          By:  /s/ Dr. Rainer Grimberg
                                             ---------------------------------
                                              Name:   Dr. Rainer Grimberg
                                              Title:  Vice President

                                                                   Exhibit 1





               Consent of Deutsche Asset Management Group Limited


                  The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Group Limited and Deutsche Asset Management Limited pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  June 15, 2000



                                          DEUTSCHE ASSET MANAGEMENT
                                              GROUP LIMITED


                                          By:  /s/ William Slattery
                                             ---------------------------------
                                             Name:   William Slattery
                                             Title:  Head of Business Risk

                                                                   Exhibit 2



                  Consent of Deutsche Asset Management Limited


                  The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Group Limited and Deutsche Asset Management Limited pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  June 15, 2000



                                          DEUTSCHE ASSET MANAGEMENT LIMITED



                                          By:  /s/ William Slattery
                                             ---------------------------------
                                             Name:   William Slattery
                                             Title:  Head of Business Risk